October 7, 2003

American Skandia Life Assurance Corporation
One Corporate Drive
Shelton, Connecticut  06484

         RE:      Post-Effective Amendment No. 10 to Registration Statement on Form S-2
                  filed by American Skandia Life Assurance Corporation, Registrant
                  Securities Act Registration No. 33-91400

Dear Sir/Madam:

I have acted as Counsel to American Skandia Life Assurance  Corporation (the  "Company"),  a Connecticut  insurance company,  in connection  with the  registration of certain  securities with the Securities and Exchange  Commission under the Securities Act of 1933, as amended,  in the form of a market value  adjustable  fixed  investment  option
(the "Contracts") issued by the Company.

I have  examined or caused to be examined  such  documents  (including  the Form S-2  registration  statement)  and reviewed or caused to be reviewed  such  questions of law as I considered  necessary  and  appropriate,  and on the basis of such examination and review, it is my opinion that:

1.       The Company is a corporation duly organized and validly  existing as a stock life insurance  company under the laws of the State of  Connecticut  and is duly  authorized  by the  Insurance  Department  of the State of
     Connecticut to issue the Contracts.
2.       The  Contracts,  when issued as  contemplated  by the Form S-2  Registration  Statement,  will  constitute legal, validly issued and binding obligations of the Company.

I hereby  consent to the  filing of this  opinion as an  exhibit  to the Form S-2  registration  statement  for the
Contracts and the Account.

                                                     Sincerely yours,

                                                     /s/ Laura K. Kealey

                                                     Laura K. Kealey
                                                     Counsel